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                                                                      Exhibit 99

                                                                    News Release
[LOGO HEINZ]
WORLD HEADQUARTERS


                      Heinz Announces Operation Excel and
                       Projects Double-Digit EPS Growth;
       Will Invest in Marketing and Manufacturing Centers of Excellence;
                Will Sell the Weight Watchers Classroom Business

PITTSBURGH, PA, February 17, 1999--H. J. Heinz Company (NYSE: HNZ) today announced a transformative four-year growth and restructuring initiative that is expected to generate $200 million in annual savings and growth in earnings per share of 10 to 12 percent annually over the next four years.

      The initiative, named Operation Excel, was unveiled by Heinz President and Chief Executive Officer William R. Johnson in a presentation before the Consumer Analyst Group of New York meeting in Naples, Florida.

     Financially, Operation Excel is expected to deliver over four years:

     . More than $200 million in annual savings to reinvest against Heinz's brands;

     .  $2.5 billion in free cash flow;

     .  Volume growth of 3 to 4 percent annually;

     .  Return on invested capital to almost 40 percent;

     .  Increased gross profit margins to 42 percent;

     .  A sustained tax rate of between 35 to 36 percent; and

     . An additional $100 million investment in the coming year to support marketing and pricing initiatives against key brands (including ketchup, tuna and frozen potatoes).

     Operationally, the initiative will:

     . Focus on six core food categories and six key countries to provide a platform for growth in other new markets worldwide;

     . Realign global manufacturing and distribution and create "Centers of Manufacturing Excellence" through expansion of 13 to 15 factories, closure or sale of 15 to 20 factories and the downsizing of at least 10 more;

     . Result in a net reduction of the worldwide workforce by approximately 3,000 to 4,000 over four years; and,

     . Sell the Weight Watchers classroom business (while keeping Weight Watchers brand frozen foods), resulting in a reduction in future EPS projections by approximately 7 cents per share.



H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057
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     "Operation Excel makes possible the focus and scale that are essential to winning in the food industry," Mr. Johnson said. "It is regrettable that a necessary consequence of the restructuring process is a reduction in our global workforce."

RESTRUCTURING CHARGE

     Restructuring initiatives from Operation Excel will generate savings of at least $50 million in Fiscal 2000, $145 million in Fiscal 2001, surpassing $200 million in Fiscal 2002 and beyond. Delivering these savings will require a pre-tax restructuring charge of approximately $900 million, which includes the previously announced charge of $150 million primarily for the consolidation of Heinz's frozen food business. This $900 million charge will be spread over four years, with most of the cost accrued this year. Future implementation costs that cannot be accrued under accounting rules will be approximately $200 million over the four years.

       Additionally, Operation Excel will help Heinz sustain an annual tax rate of approximately 35 to 36 percent.

UNIFIED MANAGEMENT

  "All of this will create the greatest transformation in the history of Heinz, driven by a stronger, more unified management team," Mr. Johnson stated.

       A major part of Heinz's transformation, Mr. Johnson said, will be the change from a decentralized collection of "unaligned autonomous affiliates" to management by global categories, such as ketchup, tuna or frozen potatoes. A related consequence will be the realignment of Heinz's manufacturing and distribution network around centers of excellence that will concentrate processing and product expertise on a category-by-category basis across the regions of North America, Europe and Asia/Pacific.

WEIGHT WATCHERS SALE

       An essential part of Heinz's more focused growth strategy, Mr. Johnson explained, was its decision to sell Weight Watchers International, the popular classroom business the company has owned for more than 20 years. "We have accomplished a spectacular turnaround at Weight Watchers International as a result of the unique 1.2.3 Success/TM/ program and a leaner, simpler business structure," Heinz's CEO observed. The decision to sell is, therefore, not based on performance or future prospects. Rather, it reflects the different skills required to manage a retail business, which are not synergistic with our core competencies."

PLATFORM FOR GROWTH

       "In the coming year, we plan to invest an additional $100 million in marketing and pricing initiatives for our key products," he explained. "We have substantial growth potential in our core businesses, particularly in retail and foodservice ketchup, frozen foods and tuna."


H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057

       "Focus and scale will be the key to future success in the food industry, and our strategy will be to refocus on the growth potential of our six core food categories and six countries where we have superior scale to leverage the power of our brands. This 6x6 category and geographic core contributes 80 percent of our global revenue and 90 percent of our operating income," Mr. Johnson explained.

    Heinz's six core food categories are:

1. Ketchup, condiments and sauces (both retail and foodservice)--the company's flagship product line;
2.  Frozen foods--powerful brands, including Ore-Ida, Bagel Bites, and Smart
    Ones;
3.  Tuna--led by the StarKist and John West brands;
4. Soups, beans and pasta meals--led by the Heinz and Wattie's brands, particularly in Europe and Australasia;
5.  Infant foods--led by Heinz and Plasmon; and
6.  Pet products--led by 9-Lives, Kibbles `n Bits, Pounce and Pup-Peroni.

     Heinz's geographic emphasis will be on the six core countries of:

1.  The United States;
2.  The United Kingdom;
3.  Italy;
4.  Canada;
5.  Australia; and
6.  New Zealand.

     "We are also positioning ourselves for future growth with investments in other Euro countries, Central Europe and Asia/Pacific," Mr. Johnson said. "Our 6x6 platform will not limit our potential but rather provides a focused platform for growth."

EUROPEAN RESTRUCTURING

     Much of the restructuring effort will be in Europe, where Heinz has a $2.5 billion business and nearly 50 number-one or number-two brands. There Heinz plans to reconfigure its operating and management structure on a pan-European scale. "Our European management team has proposed the closure or sale of one-third of our 21 factories in Europe, while simultaneously streamlining management, consolidating assets and harmonizing information systems," Mr. Johnson explained. "This will enable us to increase capacity utilization at our factories by at least 20 percent across Europe."

     In citing examples of potential savings, Heinz's CEO noted that the company will reduce its 24 ketchup bottle designs in Europe to 12, saving at least $5 million annually.



H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057

     Mr. Johnson also pointed to the November 1998 restructuring of the company's North American frozen foods operations and "equally transformative initiatives" being proposed for the tuna category and Heinz units in Asia/Pacific. "All major geographical areas, in fact, will benefit from Operation Excel," he noted.

MARKETING INITIATIVES

     "I am highly confident that we will successfully deliver the cost benefits of Operation Excel," emphasized Mr. Johnson. "I am equally confident that we will deliver solid top-line growth."

     He cited substantial growth potential in the company's core businesses, particularly retail and foodservice ketchup, frozen foods and tuna.

     "Our marketing offensive is already producing strong results in our flagship product, Heinz ketchup," Mr. Johnson said. "U.S. retail consumption increased 13 percent in the last twelve weeks. Our recent four-week results were even more favorable as consumption increased 24 percent, with share up to almost 55 percent. We will build on this momentum with a major new initiative in April when we introduce a commemorative 24-ounce glass bottle priced at 99 cents throughout the summer season."

     In addition, Heinz will reintroduce U.S. ketchup advertising this fall.

     Ketchup consumption per capita in the U.S., U.K., and Canada is six times that of the balance of the world. Just a 10 percent increase in ketchup consumption in the world's developing markets is worth $25 million in operating income to Heinz.

FROZEN FOOD TURNAROUND

          Mr. Johnson discussed the company's turnaround of its frozen entree business, which increased consumption of Weight Watchers Smart Ones entrees. "The Smart Ones brand is recording double-digit volume growth and share gains," he said. Much of the credit is given to improved packaging, better quality and evocative advertising. In markets airing a new "Lady in Red" television commercial, consumption is up 36 percent compared to still solid 10-15 percent growth in non-advertised markets.

          In frozen foods, Ore-Ida is a leader. It is a $500 million business with a number-one market share in frozen potatoes, nearly eight times larger than any branded competitor.

          "We believe that potato consumption can be expanded by extending usage to new occasions and increasing our focus on kids," Mr. Johnson said. "We recently launched two new snack products (Ore-Ida Snackin' Fries and Oven Chips) and we will unveil a much more comprehensive marketing campaign in late fall to clearly demonstrate our commitment to category leadership and share growth."


H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057
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PET FOOD STRATEGY

     Mr. Johnson said that Heinz is addressing its pet food business by:

1.  Delivering superior consumer value through price-based costing;
2. Simplifying and reconfiguring the product mix to improve the profitability of the company's core U.S. pet food businesses;
3. Simplifying and consolidating its North American specialty pet food business to improve margins; and
4. Revitalizing 9-Lives cat food while building the very profitable Kibbles `n Bits and pet treats businesses.

LEADERSHIP IN TUNA

     In outlining growth plans for the company's tuna business, Mr. Johnson pointed out that Heinz currently holds a 20 percent share of the $6 billion global tuna market. "For perspective, each one-point increase in global share is worth approximately $14 million in incremental operating profit," he explained.

     To further capitalize on the popularity of tuna in the U.S., StarKist has launched an array of new products, including Gourmet Tuna Fillets and Lunch-to-Go. It also is introducing an improved premium line of albacore, a tuna variety with mild taste and a white appearance.

WINNING STRATEGY

     "We are confident that our strategy of focused scale--combined with the benefits of an aggressive restructuring and re-energized top-line growth--will deliver sustainable and superior value and earnings growth over the next four years, producing improved shareholder value," Mr. Johnson concluded.

     Operation Excel, including the proposed sale of the Weight Watchers classroom business, is subject to the final approval of the company's Board of Directors. It is expected that the Board will act upon Operation Excel prior to the end of the fiscal year. More specific announcements regarding the details of the company's worldwide growth and restructuring plan will be made over the next several months.

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The above contains certain forward-looking statements which are based on management's current views and assumptions regarding future events and financial performance. Reference should be made to the section "Forward-Looking Statements" in Item 1 of H. J. Heinz Company's Annual Report on Form 10-K for the fiscal year ended April 29, 1998 for a description of the important factors that could cause actual results to differ materially from those discussed above.

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H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057
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ABOUT HEINZ: With sales approaching $10 billion, H. J. Heinz Company is one of the world's leading food processors and purveyors of nutritional services. Its 50 affiliates operate in some 200 countries and territories, offering more than 5,000 varieties. Among the company's famous brands are Heinz, StarKist, Ore-Ida, 9-Lives, Weight Watchers, Wattie's, Plasmon, Farley's, The Budget Gourmet, Rosetto, Bagel Bites, Pup-Peroni, Nature's Recipe, Orlando, Olivine and Pudliszki. Information on Heinz is available at www.heinz.com.


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H.J. Heinz Company, P.O. Box 57, Pittsburgh, PA 15230-0057